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                                         EXHIBIT 11
                                FLEET FINANCIAL GROUP, INC.
                  COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                          ($ in thousands, except per share data)
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                                                       For the Three Months Ended March 31
                                                       1994                      1993
                                          --------------------------   ---------------------------
                                                             FULLY                          FULLY
                                              PRIMARY       DILUTED       PRIMARY          DILUTED
                                              -------       -------       -------          -------
Equivalent shares:
Average shares outstanding                 137,527,293   137,527,293   129,163,305      129,163,305
Additional shares due to:
  Stock options                                812,793       850,937       844,053        1,011,963
  Warrants                                   3,194,376     3,233,808     3,076,076        3,256,890
  Series I preferred stock                           0             0             0           43,127
  Series II preferred stock                          0             0             0          133,889
  Dual convertible preferred stock          16,033,994    16,033,994    16,033,994       16,033,994
                                           -----------   -----------   -----------      -----------
Total equivalent shares                    157,568,456   157,646,032   149,117,428      149,643,168
                                           ===========   ===========   ===========      ===========
Earnings per share:
Net income                                 $   133,079   $   133,079   $   106,252      $   106,252
Less:  Preferred stock dividends                (7,732)       (7,732)       (6,918)          (6,861)
                                               -------       -------       -------          -------
Adjusted net income                        $   125,347   $   125,347   $    99,334      $    99,391
                                               =======       =======       =======          =======
Total equivalent shares                    157,568,456   157,646,032   149,117,428      149,643,168
                                           ===========   ===========   ===========      ===========

Earnings per share on net income          $       0.80   $      0.80   $      0.67      $      0.66
                                               =======       =======       =======          =======
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